Exhibit 99.1

PRESS RELEASE

Contacts:
Derek Cole	Jennifer Neiman
Vice President, Investor Relations	Senior Manager, Corporate Communications
720.540.5367	720.540.5227
dcole@allos.com	jneiman@allos.com

ALLOS THERAPEUTICS REPORTS RESULTS FOR PHASE 3 ENRICH STUDY OF EFAPROXYN IN WOMEN WITH BRAIN METASTASES ORIGINATING FROM BREAST CANCER

Study Fails to Meet Primary Endpoint of Improvement in Overall Survival

Westminster, Colorado, June 19, 2007 — Allos Therapeutics, Inc. (Nasdaq: ALTH) today announced top line results from ENRICH, the Company’s pivotal Phase 3 study of EFAPROXYNTM (efaproxiral) plus whole brain radiation therapy (WBRT) in women with brain metastases originating from breast cancer.  The study failed to achieve its primary endpoint of demonstrating a statistically significant improvement in overall survival in patients receiving EFAPROXYN plus WBRT, compared to patients receiving WBRT alone.  Based on these results, the Company intends to discontinue the development of EFAPROXYN and focus on advancing the development of PDX (pralatrexate), its novel antifolate currently under evaluation in a pivotal Phase 2 study in patients with relapsed or refractory peripheral T-cell lymphoma (PTCL).

“I would like to acknowledge the patients and investigators for their participation in the ENRICH study,” said Paul L. Berns, President and Chief Executive Officer of Allos.  “We continue to move forward with focus and determination in advancing the clinical development of PDX and RH1, and look forward to providing future updates on our clinical progress.”

Results of the ENRICH study indicated that patients who received EFAPROXYN plus WBRT did not experience a statistically significant improvement in survival compared to patients who received WBRT alone, according to a stratified log rank analysis of overall survival (8.5 months vs. 7.5 months; hazard ratio 0.87, p-value = 0.23).  All secondary efficacy endpoints also failed to achieve statistical significance.  The study safety results demonstrated that EFAPROXYN was generally well tolerated.  The most common Grade 3-4 adverse events that occurred more often in the EFAPROXYN arm included headache, hypoxia and vomiting.  Adverse events in the study appeared to be similar to those observed in previous clinical studies with EFAPROXYN.

“Although we are disappointed with the results of the ENRICH study, we are excited about the potential of our product pipeline,” said Dr. Pablo J. Cagnoni, Allos’ Chief Medical Officer.  “We

expect to provide the next update on our PDX PROPEL study later this year following completion of a pre-specified interim analysis of response data after 35 patients have completed at least one cycle of treatment with PDX.”

About PDX

PDX (pralatrexate) is a novel, small molecule chemotherapeutic agent that inhibits dihydrofolate reductase, or DHFR, a folic acid (folate)-dependent enzyme involved in the building of nucleic acid, or DNA, and other processes. PDX was rationally designed for efficient transport into tumor cells via the reduced folate carrier, or RFC-1, and effective intracellular drug retention. The Company believes these biochemical features, together with preclinical and clinical data in a variety of tumors, suggest that PDX may have a favorable potency and toxicity profile relative to methotrexate and certain other DHFR inhibitors.  The Company believes PDX has the potential to be delivered as a single agent or in combination therapy regimens.

About PROPEL

PROPEL is an international, multi-center, open-label, single-arm pivotal Phase 2 clinical trial of PDX in patients with relapsed or refractory PTCL.  The trial will seek to enroll 100 evaluable patients at approximately 35 centers across the United States, Canada and Europe. The primary endpoint of the study is objective response rate (complete and partial response). Secondary endpoints include duration of response, progression-free survival and overall survival. In August 2006, the Company reached agreement with the FDA under the Special Protocol Assessment, or SPA, process on the design of this pivotal Phase 2 trial.  According to the PROPEL trial protocol, the Company will conduct an interim analysis of efficacy data from the PROPEL trial after 35 patients have completed at least one cycle of treatment with PDX, and must observe at least four responses (complete or partial) out of the first 35 patients in order to continue the trial.  The Company currently expects to conduct the 35 patient efficacy analysis in the second half of 2007 and complete patient enrollment in the trial by the third quarter of 2008, although the actual timing of the interim analysis or completion of enrollment may vary based on a number of factors, including site initiation and patient enrollment rates.

About Peripheral T-cell Lymphoma

Peripheral T-cell lymphomas, or PTCLs, are a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin’s lymphoma (NHL), or about 6,700 patients.  The average five year survival rate for PTCL patients is approximately 25%.  There are currently no pharmaceutical agents approved for the treatment of either first-line or relapsed or refractory PTCLs.

About EFAPROXYN

EFAPROXYN (efaproxiral) is a synthetic small molecule designed to sensitize hypoxic, or oxygen-deprived, areas of tumors during radiation therapy by facilitating the release of oxygen from hemoglobin, the oxygen-carrying protein contained within red blood cells, and increasing the level of oxygen in tumors. The presence of oxygen in tumors is an essential element for the effectiveness of radiation therapy.

About ENRICH

ENRICH was a randomized, open-label, multi-center Phase 3 study designed to evaluate the safety and efficacy of WBRT with supplemental oxygen with or without EFAPROXYN in women with brain metastases originating from breast cancer.  The trial enrolled 368 patients at 78 centers in the United States, Canada, Europe and South America.  The primary endpoint of the study was overall survival.  Secondary endpoints included response rate in the brain at three months, Karnofsky Performance Status, and neurologic signs and symptoms assessment.

Conference Call

The Company will host a conference call today at 8:30 AM ET.  The dial in number for U.S. residents to participate is 877-407-7082. International callers should dial 201-689-8567. Call participants should reference the Allos Therapeutics conference call.

Conference Call Replay

An audio replay of the conference call will be available from 12:00 PM ET on Tuesday, June 19, 2007, until 11:59 PM ET on Friday, July 19, 2007. To access the replay, please dial 877-660-6853 (domestic) or 201-612-7415 (international); Replay pass codes (both required for playback): account # 286; conference ID # 246029.

Webcast

The Company will also hold a live web cast of the conference call.  The web cast will be available from the homepage and the investors/media section of the Company’s web site at www.allos.com and will be archived for 30 days.

About Allos

Allos Therapeutics, Inc. (ALTH) is a biopharmaceutical company focused on the development and commercialization of small molecule therapeutics for the treatment of cancer.  The Company’s lead product candidate, PDX (pralatrexate), is a novel antifolate currently under evaluation in a pivotal Phase 2 trial in patients with relapsed or refractory peripheral T-cell lymphoma.  The Company is also investigating PDX in patients with non small cell lung cancer and a range of other lymphoma sub-types.  The Company’s other product candidate is RH1, a targeted chemotherapeutic agent for which the Company expects to initiate a Phase 1 study in patients with advanced solid tumors in the second half of 2007.  For additional information, please visit the Company’s website at www.allos.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements concerning the potential safety and efficacy profile of PDX; the potential potency and toxicity profile of PDX relative to methotrexate and other DHFR inhibitors; the Company’s projected timelines for conducting interim analyses and completing patient enrollment in the PROPEL trial; the Company’s future product development and regulatory strategies; and other statements which are other than statements of historical facts. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking. Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, among others: that the Company may experience difficulties or delays in the initiation, conduct or completion of its clinical studies, including PROPEL, whether caused by competition, adverse events, investigative site initiation rates, patient enrollment rates, regulatory issues or other factors; that clinical studies may not demonstrate that PDX is both safe and effective for the treatment of patients with peripheral T-cell lymphoma or any other type of cancer; that date from preclinical studies and clinical trials may not be indicative of future clinical trial results; that the safety and/or efficacy result of clinical trials for PDX may not support an application for marketing approval in the United States or any other country; that an application for marketing approval may not be accepted for priority review or at all by the FDA or any other regulatory authority; and that the Company may lack financial resources and access to capital to fund future clinical trials for PDX or RH1.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: EFAPROXYN™ and the Allos logo are trademarks of Allos Therapeutics, Inc.

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